Exhibit 99.1

GLYCOMIMETICS REPORTS SECOND QUARTER 2014 RESULTS

GAITHERSBURG, MD, July 31, 2014 – GlycoMimetics, Inc. (NASDAQ: GLYC) today reported financial results for the second quarter ended June 30, 2014. As of June 30, 2014, GlycoMimetics had cash and cash equivalents of $66.2 million, which reflects the company’s net proceeds of $57.2 million from its January 2014 initial public offering (IPO) and a $15.0 million non-refundable milestone payment received from Pfizer in May 2014 under the parties’ collaboration for the drug candidate rivipansel (previously known as GMI-1070).

The company recognized the full $15.0 million payment from Pfizer as revenue during the quarter ended June 30, 2014. Under the terms of its agreement with Pfizer, GlycoMimetics will be entitled to receive an additional milestone payment of $20.0 million upon the initiation of dosing of the first patient with rivipansel in a Phase 3 trial, which Pfizer will conduct. The company currently expects the initiation of the Phase 3 clinical trial to occur in the second half of 2014.

The company’s research and development expenses increased to $5.4 million for the quarter ended June 30, 2014 as compared to $2.9 million for the second quarter of 2013. This increase reflects spending for advanced pre-clinical testing, clinical testing and manufacturing of the company’s drug candidate GMI-1271 for the treatment of acute myeloid leukemia (AML) and other cancers, as well as a $1.5 million license fee payment to be made to the University of Basel as a result of the company having received the $15.0 million non-refundable milestone payment from Pfizer in May 2014.

The company’s general and administrative expenses increased to $1.6 million for the quarter ended June 30, 2014 as compared to $0.7 million for the second quarter of 2013. The increase was primarily due to costs associated with the IPO and supporting public company operations.

“Our second quarter achievements reflect important progress in advancing our lead drug candidate and our emerging clinical pipeline,” said Rachel King, CEO of GlycoMimetics. “Our receipt of Pfizer’s $15 million milestone payment signals our partner’s diligence and commitment to advancing rivipansel to Phase 3, as does the early July announced achievement of a special protocol assessment (SPA) agreement from the FDA. In addition, with the initiation of our Phase 1 trial of GMI-1271 for treatment of AML and other blood cancers, we have the opportunity to demonstrate the productivity of our robust glycomimetic technology platform. Our preclinical data, along with our current cash, position us well to explore proprietary development for this niche opportunity or perhaps to partner in the future if we can achieve compelling clinical results.”

Select Recent Corporate Highlights:

•	In May 2014, Pfizer made a $15 million payment to GlycoMimetics under the terms of the parties’ collaboration for the development of rivipansel (GMI-1070).

•	Also in May 2014, data from a Phase 2 clinical trial of rivipansel in pediatric patients was presented at the American Society of Pediatric Hematology Oncology (ASPHO) 27th Annual Meeting. The presentation highlighted data from study participants aged 12 to 18 years, with findings similar to those observed among the adult population treated with rivipansel in terms of improving time to resolution of VOC, time to discharge, and time to reduction in pain. In these pediatric patients, researchers observed a greater than 50 percent reduction in time to transition to oral pain medications, as well as a reduction in time to hospital discharge, in each case compared to standard treatment for pain in pediatric subjects.

•	In June 2014, the first healthy volunteer was dosed in a Phase 1 clinical study designed to evaluate the safety, tolerability and pharmacokinetics of GMI-1271, a novel and proprietary E-selectin antagonist in the company’s pipeline. GlycoMimetics is initially exploring the clinical use of the drug candidate to treat acute myeloid leukemia (AML) following preclinical studies of GMI-1271 for blood cancers and other cancers that are associated with elevated risk of metastasis and thrombosis.

•	In July 2014, Pfizer reached agreement with the U.S. Food & Drug Administration (FDA) under an SPA for the planned Phase 3 trial for rivipansel.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection.

Cautionary Note on Forward-Looking Statements

The statements in this press release that are not historical facts constitute “forward-looking statements” that involve risks and uncertainties and are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by their use of terms and phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, or the negative of such terms, and include, but are not limited to, GlycoMimetics’ expectations regarding potential payments under its collaboration with Pfizer and its planned activities with respect to the clinical development of GMI-1271. Actual results may differ materially from those expressed or implied by these forward-looking statements as a result of a number of important factors, including the availability and timing of data from ongoing clinical trials, the uncertainties inherent in the initiation of future clinical trials, whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical trials will be indicative of the results of future trials, expectations for regulatory approvals, availability of funding sufficient for GlycoMimetics’ foreseeable and unforeseeable operating expenses and capital expenditure requirements, other matters that could affect the availability or commercial potential of GlycoMimetics’ drug candidates, and other factors discussed in the “Risk Factors” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2013 that was filed with the U.S. Securities and Exchange Commission (SEC) on March 31, 2014, and in other filings GlycoMimetics makes with the SEC from time to time. The forward-looking statements included in this press release represent GlycoMimetics’ views as of the date of this release and should not be relied upon as representing the company’s views as of any date subsequent to the date hereof. GlycoMimetics anticipates that subsequent events and developments may cause its views to change. However, while GlycoMimetics may elect to update these forward-looking statements at some point in the future, it undertakes no obligation to update or revise these statements, except as may be required by law.

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GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands except per share data)

	Three months ended June 30,		Six months ended June 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

Revenue	$15,027	$55	$15,027	$3,863

Cost and Expenses:
Research and development	5,358	2,884	9,239	5,627
Selling, general and administrative	1,605	668	2,830	1,274

Total costs and expenses	6,963	3,552	12,069	6,901

Income (loss) from operations	8,064	(3,497)	2,958	(3,038)

Other income	4	—	9	1

Income (loss) and comprehensive income (loss) before income taxes	8,068	(3,497)	2,967	(3,037)

Income tax expense	77	—	77	—

Net income (loss) and comprehensive income (loss)	$7,991	$(3,497)	$2,890	$(3,037)

Net income (loss) per share – basic	$0.42	$(3.70)	$0.16	$(3.24)
Net income (loss) per share – diluted	$0.39	$(3.70)	$0.15	$(3.24)
Weighted average shares – basic	18,807,675	946,363	18,020,121	938,446
Weighted average shares – diluted	20,238,343	946,363	19,472,995	938,446

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	June 30, 2014	December 31, 2013
	(Unaudited)

Cash and cash equivalents	$66,217	$2,311

Working capital	63,502	2,605

Total assets	67,520	5,283

Total liabilities	3,636	2,376

Stockholders’ equity	63,884	2,907